Exhibit 99.1

Dear Fellow Shareholders:

Over the past four months, management and the Board of Atlantic BancGroup, Inc. have received a series of increasingly hostile communications from Byron Aldridge of Apex Investment Management, Inc. On behalf of its clients, Apex has acquired approximately 9.9% of the outstanding shares of Atlantic BancGroup common stock.

Most recently, in an open letter that you may have seen quoted in the press, Mr. Aldridge has cited unsupported information, made disparaging remarks and made suggestions, which the Board of Directors and management do not believe to be in the best interests of the Company’s shareholders. As you have likely noticed, the markets for financial institution stocks generally, and Florida banks particularly, have deteriorated in tandem with the real estate markets over the past year. Our stock price has also been affected and the stock market in general has seen significant declines over recent weeks, which appears to be driven by investors’ and speculators’ uncertainty regarding the economy.

As a community bank, our Board and management team continue to operate Atlantic BancGroup and Oceanside Bank in a manner that we believe best serves you, the long-term investor. We are aggressively managing our loan portfolio to identify any weaknesses early on, as well as monitor our allowance for loan losses, which was $2,122,944 or 1.04% of our total loans as of June 30, 2008. Our capital position also remains strong.

In early August, we will issue our second quarter results. Later in August, we will also file our Form 10-Q with the Securities and Exchange Commission. We encourage you to review it at www.sec.gov.

We thank each of you for your continued support of the Company and of Oceanside Bank and expect that we will continue to earn that support going forward.

Sincerely,

Donald F. Glisson, Jr.	Barry W. Chandler
Chairman of the Board	Chief Executive Officer & President